Exhibit 99.1

FOR IMMEDIATE RELEASE

MIDDLE KINGDOM ALLIANCE CORP. TO MERGE WITH A

LEADING DISTRIBUTOR OF MOBILE PHONES IN CHINA

PR Newswire — September 9, 2008

Shanghai and Beijing, China, September 9, 2008 – Middle Kingdom Alliance Corp. (“MK”); (OTC Bulletin Board: MKGB, MKGD, MKGBB, MKGBW, MMKGDU, and MKGDU) announced that it has entered into an agreement to effect a merger with Pypo Digital Company Limited.

HIGHLIGHTS

•	The merged company will be named Pypo China Holdings Limited and it intends to apply for the listing on NASDAQ as soon as practicable following the closing.

•

Pypo’s two institutional shareholders, Golden Meditech, a Hong Kong-listed investment company (8180.HK) and ARC Capital Holdings Limited, a London AIM-listed fund (ARCH.LN) have agreed in principle that, prior to Middle Kingdom’s stockholder’s meeting which will be held to obtain approval for the merger, they stand ready to purchase up to $10,000,000 of Middle Kingdom Alliance class B shares at prices up to $8.40 per share.

•	Pypo is one of four national distributors for Samsung mobile phones in China and has an extensive distribution network that covers over 350 cities.

•	The number of Chinese mobile phone subscribers is expected to grow from 531 million today to more than 1 billion in 2012.

•	Pypo has begun to acquire several mobile phone retail chains and is further expanding its well-established distribution network to position it for success in this high-growth sector.

•	Audited net income of $30.2 million for the fiscal year ended March 2008.

•	Purchase price of $378 million, approximately 12.6x the size of Middle Kingdom’s IPO.

Pypo Digital Company Limited is the parent company of Beijing Pypo Technology Limited (together with Pypo Digital Company, “Pypo”). Pypo is a leading distributor in China of Samsung mobile phones and other related products. Samsung is currently the number two mobile phone brand in China.

Pypo’s current management team is expected to remain in place to run the business following consummation of the merger. The parties expect that, upon consummation of the merger, the combined companies will be known as Pypo China Holdings Limited. Jay Tanenbaum, MK’s chief executive officer, is expected to assist Pypo as its senior vice president, corporate communications and Michael Marks, MK’s president, is expected join the newly constituted board of directors.

Jay Tanenbaum stated, “We are extremely excited to announce this merger, one of the largest ever among China SPACs and we believe the largest in any market for a SPAC of Middle Kingdom’s size. Pypo has built a strong business in China’s dynamic mobile phone sector and is well-positioned to continue its impressive growth. Middle Kingdom’s funds will be added to over $140 million in private equity capital already invested in Pypo over the last few years by other investors. In addition to Pypo management, Golden Meditech Company Limited, a Hong Kong-listed investment company and ARC Capital Holdings Limited, a London AIM-listed fund have invested in the company and helped to guide its recent success. We are particularly pleased that all of Pypo’s key executives who have substantial equity interests in Pypo, including Mr. Kuo Zhang, Pypo’s chairman, and Mr. Dongping Fei, chief executive officer, will remain with the company and continue their excellent work.” Michael Marks added, “Pypo is strongly positioned to capture the promise of China’s mobile phone subscriber growth. Penetration rates in China remain substantially below that of other industrialized Asian countries. The industry is being reshaped to increase competition among carriers for subscribers. We believe that Pypo’s established position in distribution and its expanding retail M&A strategy will allow it to benefit greatly.”

Kuo Zhang, chairman of Pypo’s board of directors, commented, “Pypo will pursue a two-pronged growth strategy. First, we intend to expand our distribution business by adding capabilities and coverage while seeking new product lines to add to our already strong relationship with Samsung.” Dongping Fei added, “China is experiencing strong growth in mobile phones, and we believe the fragmented retail sector is a strong candidate for consolidation. This gives Pypo a second growth opportunity. Pypo has already succeeded in acquiring three retail chains, has agreed to acquire three others, and we are busy identifying and studying other acquisition targets. That Pypo already has three or four year-old business relationships with all of the target companies makes us a favored partner.”

TRANSACTION SUMMARY

MK proposes to redomicile to the Cayman Islands where it and Pypo will merge into a newly formed company to be known as Pypo China Holdings Limited.

Under the terms of the agreement, MK’s successor will issue to Pypo’s current shareholders 45 million common shares, and up to an additional 23 million common shares subject to earn out provisions through March 2011 which may be extended to 2012 under certain circumstances. All of these shares will be restricted under a limited lock-up agreement. Middle Kingdom will also issue 3.4 million warrants to Pypo with terms similar to its existing Class B warrants. Middle Kingdom believes the value of the securities issued to effect the merger to be at least $378 million based on the conversion price of $8.40 per Class B share (MK’s estimated trust account as of December 13, 2008).

•	Middle Kingdom will issue 45 million common shares at closing plus warrants to purchase 3.4 million common shares.

•	Middle Kingdom will be required to issue additional common shares under the earn out as follows:

•	10 million common shares will be earned if Pypo achieves US$54 million of Adjusted Net Income in the fiscal year ending March 2010; and

•	13 million common shares will be earned if Pypo achieves US$67 of Adjusted Net Income in the fiscal year ending March 2011

Both earn out awards are “all or none” but with a one-year grace period if Pypo misses either target.

For purposes of the earn out, Adjusted Net Income differs from GAAP Net Income. Certain expenses on an after-tax basis are added back to GAAP Net Income to determine Adjusted Net Income. These include merger expenses under SFAS No. 141R, other expenses of the transaction, amortization of intangibles, impairment of goodwill, taxes payable as a result of this business combination, and third party costs of compliance with the Sarbanes-Oxley Act. This will be more fully described in MK’s Form S-4 filing and is critical to an understanding of the earn out tests.

Immediately post-combination the company is expected to have 49,485,955 common shares outstanding. Post-closing and before accounting for earn outs, warrants or underwriters purchase options, Pypo shareholders are expected to beneficially own 90.9% of the combined entity. These figures assume that none of MK’s Class B stockholders exercise their conversion rights.

The transaction is subject to customary closing conditions, including completion of all necessary documentation and the approval of MK’s stockholders.

If the transaction is completed, the merged company will be named Pypo China Holdings Limited, and it intends to apply to be listed on NASDAQ. However there can be no assurance NASDAQ will approve the listing application or how long the process may take.

BUSINESS OVERVIEW

Pypo was established in October 2003 and is headquartered in Beijing. It is one of several national distributors for Samsung mobile phones in China; Samsung is the number two mobile phone brand in China in terms of market share by sales volume. Pypo’s distribution network covers approximately 350 cities, 3500 customer accounts and 9500 retail outlets in China, and its retail coverage is expected to grow to over 10,000 outlets by the end of March 2009. Pypo is committed to organic growth of its distribution business. China’s mobile phone subscriber base is projected to grow from 531 million today to over one billion in 2012.

In addition to its distribution business, with management know-how and long-established relationships with retailers, Pypo has expanded into the mobile phone retail sector by acquiring leading regional mobile phone retailers. Currently, Pypo has acquired three retail chains, entered into binding agreements to acquire three more chains with projected closings by the end of December 2008 and is in discussions to acquire three more retail chains.

This mobile phone retail consolidation strategy is expected to broaden Pypo’s revenue base, increase gross margins and enhance its overall competitiveness. Key operating initiatives include upgrading IT systems with the goal of providing more accurate and timely information, improving logistics with the goal of lowering cost per unit delivered and cooperating with operators to provide value-added services and bundling, as mobile phone operator competition increases.

Pypo also intends to develop its e-commerce business through its website: www.dongdianwang.com.

FINANCIAL HIGHLIGHTS

For the fiscal year ended March 31, 2008, Pypo’s total net revenues were $378.3 million, a 28.6% increase from $294.2 million in fiscal 2007. Net income in 2008 was $30.2 million up from approximately $14.4 million in 2007, a 110.6% increase. This increase in net income was due to improved operating efficiency, enhanced cost management and Samsung’s increased mobile phone market share in China. Pypo has almost no long-term debt and no preferred stock. Pypo’s audited financial statements were prepared in accordance with U.S. GAAP and will be included in MK’s Form S-4 filing with the SEC.

ABOUT MIDDLE KINGDOM ALLIANCE CORPORATION

Middle Kingdom is a Delaware organized blank check company organized on January 17, 2006. It completed its initial public offering on December 13, 2006. MK was formed for the purpose of effecting a business combination with an enterprise having its primary operations in the People’s Republic of China.

CONTACT

Jay Tanenbaum, CEO, Middle Kingdom Alliance, jtanenbaum@midkingdom.com

Michael Marks, President, Middle Kingdom Alliance, mmarks@midkingdom.com

Clement Kwong, ARC Capital Holdings, clement@arccapitalchina.com

SAFE HARBOR AND INFORMATIONAL STATEMENT

This release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this release regarding MK’s or Pypo’s strategy, future operations, future financial position, prospects, plans and objectives of management, as well as statements, other than statements of historical facts, regarding Pypo’s industry, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The parties may not actually achieve the plans, intentions or expectations disclosed in the forward-looking statements, and investors should not place undue reliance on the forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements made by the parties. Important factors that could cause actual results or events to differ materially from the forward-looking statements, include among others: the number and percentage of MK Class B stockholders voting against the business combination; changing principles of generally accepted accounting principles; outcomes of government reviews, inquiries, investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the business in which Pypo is engaged; fluctuations in customer demand; management of rapid growth; intensity of competition from other distributers of wireless telecommunications devices and products; the time to develop and market new services and products; general economic conditions; and geopolitical events and regulatory changes. Further, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations or investments made by the combined company. Neither MK nor Pypo assumes any obligation to update any forward-looking statements.

Middle Kingdom and its directors and executive offices may be deemed to be participants in the solicitation of proxies for the special meeting of Middle Kingdom’s stockholders to be held to approve the proposed acquisition. Each of Middle Kingdom’s officers and directors is also a common stockholder of Middle Kingdom and therefore has no rights to any liquidation distribution Middle Kingdom makes with respect to the Class B shares sold in its IPO. Therefore, their common stock will be worthless if Middle Kingdom does not acquire a target business within two years of the IPO as required by Middle Kingdom’s Certificate of Incorporation, unless an extension to such time is approved by its stockholders. Stockholders of Middle Kingdom and other interested persons are advised to read Middle Kingdom’s preliminary proxy statement and definitive proxy statement, when available, in connection with Middle Kingdom’s solicitation of proxies for the special meeting because these proxy statements will contain important information.

The definitive proxy statement will be mailed to stockholders as of a record date to be established for voting on the proposed acquisition. Stockholders will also be able to obtain a copy of the definitive proxy statement, without charge, from Middle Kingdom. The preliminary proxy statement and definitive proxy statement, once available can also be obtained, without charge, at the U.S. Securities and Exchange Commission’s internet site at www.sec.gov.